Exhibit 10.47
                                  -------------

                             AMENDMENT TO AGREEMENT

     This Amendment to Agreement (the "Agreement") is effective as of May 31, 2000, and is by and among ZiaSun Technologies, Inc., a Nevada Corporation, (hereinafter referred to as the "ZiaSun"), Online Investors Advantage Incorporation, a Utah corporation ("OIA"), and D. Scott Elder, Ross W. Jardine, David McCoy and Scott Harris, (hereinafter collectively referred to as the "Shareholders").

                                    RECITALS

     A. Whereas, on March 31, 1999, ZiaSun and the Shareholders entered into that certain Acquisition Agreement and Plan of Reorganization (the "Acquisition Agreement') under which ZiaSun would acquire in a stock for stock exchange all of the capital stock of OIA. All of the capital stock of OIA was owned by the Shareholders as of that date.

     B. Whereas, pursuant to the terms of the Acquisition Agreement, in exchange for all of the capital stock of OIA owned by the Shareholders, the Shareholders were to receive total Acquisition Consideration from ZiaSun of:

          (a) Cash in the amount of $400,000 distributed pro rata to the OIA Shareholders; and

          (b) 6,000,000 (post-split adjusted) shares of the previously authorized but unissued unregistered and restricted shares of the Common Stock of ZiaSun based on anticipated earnings of OIA of $2,500,000 for the period from April 1, 1999 through March 31, 2000.

     C. Whereas, pursuant paragraph 1.3 of the Acquisition Agreement, the OIA shareholders received cash of $400,000 and 1,000,000 (post-split adjusted) shares of the Common Stock of ZiaSun at closing on April 7, 1999, with the balance of 5,000,000 (post-split adjusted) shares to be held in escrow pursuant to paragraph 1.4 of the Acquisition Agreement.

     D. Whereas, paragraph 1.5 of the Acquisition Agreement provides for the Calculation of the Actual OIA Earnings and provides that Actual OIA Earnings for the earnings period shall be calculated based on EBITDA determine in accordance with general accepted accounting principals. Actual OIA Earnings shall mean the total gross sales of OIA less the costs of sales, less general administrative expenses before interest, taxes, depreciation and amortization.

     E. Whereas, paragraph 1.6 of the Acquisition Agreement provided that adjustments based on the Actual OIA Earnings shall be made as follows:

          (a) Reduction Adjustment. In the event that the Actual OIA Earnings are less than $2,500,000, then the total number of Escrow Shares shall be reduced on a one share basis for each $1.00 (i.e. 1 share basis for each $0.50 on a post-split adjusted basis) of Actual OIA Earning less than $2,500,000.

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          (b) Increase Adjustment. In the event that the Actual OIA Earnings are greater than $2,500,000, then ZiaSun shall issue a such additional shares on the basis of one additional shares for each $1.00 (i.e. 1 share basis for each $0.50 on a post-split adjusted basis) of Actual Online Earning greater than $2,500,000.

     F. Whereas, following the end of the earnings period as provided in the Acquisition Agreement, OIA's audited EBITDA earnings for the period from April 1, 1999 through March 31, 2000 was $10,910,076. Accordingly, pursuant to the terms of the Acquisition Agreement, ZiaSun would owe 21,820,152 (post-split adjusted) shares of its common stock at March 31, 2000 to the Shareholders. The value of these shares at March 31 was $248,204,230 which would have been added to the goodwill on the Company's balance sheet.

     G. Whereas, at the request of the Shareholders and their joint recognition that it would clearly not be in the best interests of ZiaSun to have such a large goodwill burden going forward, the Shareholders inquired if ZiaSun would consider an amendment to the original terms and conditions of the Acquisition Agreement and the earn out. The Shareholders proposed to exchange 12,000,000 of the (post-split adjusted) shares they were to receive pursuant to the terms of the Acquisition Agreement, for $6,000,000 in cash.

     H. Whereas, pursuant to the proposed amendment, the Shareholders would receive $6,000,000 in cash and 9,820,152 (post-split adjusted) shares of ZiaSun's common stock rather than 21,820,152 (post-split adjusted) shares of ZiaSun's common stock.

     I. Whereas, the proposal was reviewed and accepted by ZiaSun on May 9, 2000.

     J. Whereas, ZiaSun and the Shareholders now desire to memorialize the Amendment to the Acquisition Agreement as set forth above.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ZiaSun and the Shareholders hereby agree as follows:

                                   AGREEMENTS

     1. OIA EBITDA Earnings. ZiaSun and the Shareholders agree that the actual audited OIA EBITDA earnings for the period April 1, 1999 through March 31, 2000 were $10,910,076, which would have resulted in 21,820,152 (post-split adjusted) shares of ZiaSun's common stock being issued to the Shareholders pursuant to the terms of the Acquisition Agreement prior to this amendment.

     2. Amendment to Agreement. The Shareholders and ZiaSun hereby agree that the terms of the Acquisition Agreement are amended and modified to reflect that in lieu of the 21,820,152 (post-split adjusted) shares of ZiaSun common stock which the Shareholders would have received pursuant to the terms of the Acquisition Agreement, the Shareholders shall receive, in addition to the initial consideration received at the closing, as full, complete and final consideration for all of their capital stock of OIA, the following:

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          (a)  $6,000,000  in cash which,  as of the date of this  Agreement has been distributed to the Shareholders as follows:

          Shareholder Name                   $   Amount
          -------------------------------------------------
          Ross Jardine                       $2,100,000
          D. Scott Elder                     $2,100,000
          David McCoy                        $  900,000
          Scott Harris                       $  900,000
          -------------------------------------------------
          Total                              $6,000,000

          (b) 9,820,152 shares of unregistered and restricted shares of the Common Stock of ZiaSun, consisting of (i) 2,500,000 shares resulting from the 2-for-1 forward split which have previously been delivered to the Shareholders by the transfer agent, (ii) 2,500,000 (post-split adjusted) shares which are being held in escrow pursuant to paragraph 1.4 of the Acquisition Agreement, and (iii) 4,820,152 restricted shares to be issued and delivered pursuant to section 3(b) below.

     3. Delivery of Shares. Within fifteen (15) days of the execution of this Agreement, ZiaSun shall deliver to the Shareholders the following:

          (a) The 2,500,000 restricted shares of common stock being held in escrow pursuant to paragraph 1.4 of the Acquisition Agreement as follows:


          Shareholder Name                   Shares
          -------------------------------------------------
          Ross Jardine                       875,000
          D. Scott Elder                     875,000
          David McCoy                        375,000
          Scott Harris                       375,000
          -------------------------------------------------
          Total                            2,500,000

          (b) 4,820,152 restricted shares as follows:

          Shareholder Name                   Shares
          -------------------------------------------------
          Ross Jardine                     1,687,053
          D. Scott Elder                   1,687,053
          David McCoy                        723,023
          Scott Harris                       723,023
          -------------------------------------------------
          Total                            4,820,152

     4. All other terms and conditions of the Acquisition Agreement shall remain in full force and effect.

     5. Entire Agreement. This Agreement contain the entire agreement between the parties relating to the subject matter contained in this Agreement. All prior or contemporaneous agreements, representations or warranties, written or oral, between the parties are superseded by this Agreement. This Agreement may not be modified except by written document signed by an authorized representative of each party. In the event that any part of this Agreement is found to be unenforceable, the remainder shall continue in effect, to the extent consistent with the intent of the parties as of the effective date of this Agreement.

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     6. No Oral  Change.  This  Agreement  and any  provision  hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

     7. Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any subsequent breach.

     8. Choice of Law. This Agreement and its application shall be governed by the laws of the State of California.

     9. Counterparts and/or Facsimile Signature. This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or FAX, any one of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

     10. Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

                                             ZIASUN TECHNOLOGIES, INC.
                                             A Nevada Corporation


Dated: June 6, 2000                          /S/ Allen D. Hardman
                                             ---------------------------------
                                             By:  Allen D. Hardman
                                             Its: President and CEO


Dated: June 7, 2000                          /S/ Dennis Mcgrory
                                             ---------------------------------
                                             By:  Dennis McGrory
                                             Its: Secretary


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                                             ONLINE INVESTORS ADVANTAGE, INC.
                                             A Utah Corporation


Dated: June 10, 2000                         /S/ D. Scott Elder
                                             ---------------------------------
                                             By:  D. Scott Elder
                                             Its: Chief Executive Officer


Dated: June 10, 2000                         /S/ David W. McCoy
                                             ---------------------------------
                                             By:  David McCoy
                                             Its:  Secretary


                                             SHAREHOLDERS



-----------------------------------         ----------------------------------
D. Scott Elder                              David McCoy



-----------------------------------         ----------------------------------
Ross Jardine                                Scott Harris



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